SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    Form N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

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Name:    Hartford Small Company Fund, Inc.

Address of Principal Business Office:

                  P. O. Box 2999
                  Hartford, CT 06104-2999

Telephone Number (including area code):              (860) 547-5000

Name and address of agent for service of process:

                  Michael O'Halloran, Esq.
                  ITT Hartford Group, Inc.
                  Law Department
                  690 Asylum Avenue
                  Hartford, CT 06115

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing Form N-8A.

                                    Yes    / x /        No /   /

                                                    SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly singed on its behalf in the City of Hartford and the State of Connecticut on the 6th day of March, 1996.


                           HARTFORD SMALL COMPANY FUND, INC


                           BY: /S/ Michael O'Halloran
                               ----------------------
                               Michael O'Halloran
                                 Vice President

Attest:

         /S/ Andrew W. Kohnke
         --------------------
         Andrew W. Kohnke
         Vice President


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